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EXHIBIT 16.2

KPMG PEAT MARWICK LLP

               One Biscayne Tower                     Telephone 305-358-2300
               Suite 2900
               2 South Biscayne Blvd.
               Miami, FL  33131

November 3, 1998

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for CyberGuard Corporation and, under the date of September 23, 1997, we reported on the consolidated financial statements of CyberGuard Corporation and subsidiaries as of June 30, 1997 and 1996 and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended June 30, 1997, the nine months ended June 30, 1996 and the year ended September 30, 1995. On August 21, 1998, we resigned as principal accountants. We have read CyberGuard Corporation statements included under Item 4 of its Form 8-K/A dated November 3, 1998, and we agree with such statements except we are not in a position to agree or disagree with CyberGuard Corporation's statement that our resignation was not recommended or approved by their Board of Directors or any committee thereof.

Very truly yours,

/s/ KPMG Peat Marwick LLP
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KPMG Peat Marwick LLP


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